Exhibit 99.1

NEWS RELEASE	Altria Group, Inc.
120 Park Avenue
New York, NY 10017

Contact:	Nicholas M. Rolli
(917) 663-3460

Timothy R. Kellogg
(917) 663-2759

ALTRIA GROUP, INC. REPORTS

2007 THIRD-QUARTER RESULTS

■	Diluted earnings per share from continuing operations up 18.1% to $1.24, including favorable tax items of $0.05 per share and charges of $0.02 per share for asset impairment, exit and implementation costs, as well as other items detailed on Schedule 7

■	Adjusted diluted earnings per share from continuing operations up 13.1% to $1.21 versus $1.07 in 2006

■	Forecast raised for full-year 2007 diluted earnings per share from continuing operations to a range of $4.20 to $4.25, versus a previously announced range of $4.05 to $4.10

NEW YORK, October 17, 2007 – Altria Group, Inc. (NYSE: MO) today announced third-quarter diluted earnings per share from continuing operations of $1.24, up $0.19 or 18.1% versus the prior year, including favorable tax items of $0.05 per share and charges of $0.02 per share for asset impairment, exit and implementation costs, as well as other items detailed on the attached Schedule 7.

“In the third quarter, we continued to witness improvement in our business fundamentals, which generated robust earnings growth,” said Louis C. Camilleri, chairman and chief executive officer of Altria Group, Inc. “In addition, we took numerous steps to accelerate our growth by investing behind product innovation and announcing our intention to pursue a further restructuring of our company.”

Conference Call

A conference call with members of the investment community and news media will be Webcast at 9:00 a.m. Eastern Time on October 17, 2007. Access is available at www.altria.com.

2007 Third-Quarter Results Excluding Items

After adjusting for the items shown in the table below, diluted earnings per share from continuing operations increased 13.1% to $1.21 for the third quarter of 2007, versus $1.07 in the corresponding prior-year period.

	Third quarter
	2007	2006	Change
Diluted EPS from continuing operations	$1.24	$1.05	18.1%

Asset impairment, exit and implementation costs	0.02	0.02

Tax items	(0.05)	—

Diluted EPS, excluding above items	$1.21	$1.07	13.1%

2007 Full-Year Forecast

Altria raised its forecast to a range of $4.20 to $4.25 for 2007 full-year diluted earnings per share from continuing operations, reflecting a lower tax rate ($0.08 per share), favorable currency ($0.04 per share) and improved results ($0.03 per share) at Philip Morris International (PMI). The company’s previously announced range for 2007 full-year diluted earnings per share from continuing operations was $4.05 to $4.10.

The revised projection includes charges of $0.17 per share, which are $0.07 per share lower due mainly to the above-mentioned one-time favorable tax items, versus $0.24 per share in charges in the previous forecast. Both the revised and previous projections include $0.06 per share for cash recoveries at Philip Morris Capital Corporation (PMCC), which were recorded in the first half of 2007.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this projection.

Intention to Pursue the Spin-Off of Philip Morris International

On August 29, the Board of Directors of Altria Group, Inc. announced its intention to pursue the spin-off of PMI to Altria’s shareholders. The Board anticipates that it will be in a position to finalize its decision and announce the precise timing of the spin-off at its regularly scheduled meeting on January 30, 2008.

In addition to a final determination by the Board, the spin-off of PMI will be subject to the receipt of a favorable ruling from the Internal Revenue Service, the receipt of an opinion of tax counsel, the effectiveness of a registration statement with the U.S. Securities and Exchange Commission (SEC), as well as the execution of several inter-company agreements and the finalization of other matters.

On September 27, PMI filed with the SEC a preliminary registration statement on Form 10 in preparation for its potential spin-off from Altria. In addition, Altria submitted a private letter ruling request to the Internal Revenue Service.

PMI Agreement to Acquire Additional 30% Stake in Mexican Tobacco Business

On July 18, PMI announced that it had reached an agreement in principle to acquire an additional 30% stake in its Mexican tobacco business from its joint venture partner, Grupo Carso, S.A.B. de C.V.

PMI currently holds a 50% stake in its Mexican tobacco business and this transaction would bring PMI’s stake to 80%. Grupo Carso would retain a 20% stake in the business.

The transaction has a value of approximately $1.1 billion and is expected to close shortly. When completed, the transaction is expected to increase Altria’s annualized net earnings by approximately $0.03 per share.

Dividend Increased

During the third quarter of 2007 Altria Group, Inc. increased its regular quarterly dividend by 8.7% to $0.75 per common share, which represents an annualized rate of $3.00 per common share.

ALTRIA GROUP, INC.

As described in “Note 15. Segment Reporting” of Altria Group, Inc.’s 2006 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release.

Altria Group, Inc.’s 2007 reported results and previous-year results reflect Kraft as a discontinued operation. As such, net revenues and operating companies income for Kraft are excluded from the company’s results, while the net earnings impact is included as a single line item.

The products of Altria’s subsidiaries include cigarettes and other tobacco products manufactured and sold by Philip Morris USA (PM USA) in the United States and by Philip Morris International (PMI) outside the United States. PMI’s operations are organized and managed by geographic region. Beginning with the second quarter of 2007, Altria’s reportable segments are U.S. Tobacco; European Union (EU); Eastern Europe, Middle East & Africa (EEMA); Asia; Latin America; and Financial Services.

All references in this news release are to continuing operations, unless otherwise noted. References to international tobacco market shares are PMI estimates based on a number of sources.

2007 Third-Quarter Results

Revenues net of excise taxes increased 5.9% to $10.0 billion for the third quarter of 2007, driven by increases in both U.S. tobacco and international tobacco.

Operating income increased 10.4% to $3.7 billion, reflecting the items described in the attached reconciliation on Schedule 3, including higher results from operations of $194 million and favorable currency of $138 million.

Earnings from continuing operations increased 18.9% to $2.6 billion, reflecting the items above as well as a decrease in interest expense due to lower debt outstanding. The company’s effective tax rate was 30.2% in the third quarter of 2007 versus 34.1% for the year-earlier period. Third-quarter 2007 results include favorable tax adjustments of $97 million or $0.05 per share, primarily due to the reversal of tax reserves no longer required and reduction of the German corporate tax rate.

Net earnings, including discontinued operations, decreased 8.4% to $2.6 billion, reflecting the Kraft spin-off. Diluted earnings per share, including discontinued operations as detailed on Schedule 1, decreased 8.8% to $1.24.

U.S. TOBACCO

2007 Third-Quarter Results

Philip Morris USA (PM USA), Altria Group, Inc.’s U.S. tobacco business, achieved a record 50.6% retail market share, up 0.2 points, driven primarily by Marlboro, which increased its retail market share 0.5 points to a record 41.1%.

Third-quarter revenues net of excise taxes increased 3.2% to $4.0 billion. Operating companies income increased 2.0% to $1.3 billion compared to the year-earlier period. The increase was driven by lower wholesale promotional allowance rates and lower selling, general and administrative costs. Those factors were partially offset by increased resolution expenses, lower volume, investments in support of PM USA’s adjacency strategy and a $22 million pre-tax charge related to asset impairment, exit and implementation costs for the previously announced closure of the Cabarrus, NC cigarette manufacturing facility. Adjusted for the $22 million pre-tax charge, PM USA’s operating companies income would have increased by 3.7%.

During the quarter, PM USA announced a reduction in the wholesale promotional allowance on its Focus on Four brands effective September 10, 2007. The allowances for Marlboro, Parliament and Basic were reduced by $0.50 per carton, from $4.00 to $3.50, and for Virginia Slims by $2.00 per carton, from $4.00 to $2.00. In addition, the price of PM USA’s non-focus brands was increased by $0.50 per carton.

PM USA’s cigarette shipment volume of 47.1 billion units was 1.0% lower than the prior-year period, but was estimated to be down approximately 3% when adjusted for changes in trade inventories and calendar differences. During the third quarter of 2007, PM USA estimates that total cigarette industry volume declined between 3% and 4%, and for the full year 2007 PM USA is maintaining its prior estimate of a 3% to 4% decline in total cigarette industry volume.

Cigarette volume performance by brand for PM USA is summarized in the table below:

Philip Morris USA Cigarette Volume* by Brand (Billion Units)

	Q3 2007	Q3 2006	% Change**
Marlboro	39.1	39.0	+0.2%
Parliament	1.5	1.5	+0.6%
Virginia Slims	1.9	2.0	- 5.4%
Basic	3.5	3.8	- 8.4%

Focus Brands	46.0	46.3	- 0.8%
Other PM USA	1.1	1.3	- 11.3%

Total PM USA	47.1	47.6	- 1.0%

*	U.S. unit volume includes units sold as well as promotional units, and excludes Puerto Rico and U.S. Territories.
**	Calculation based on millions of units.

As shown in the following table, in the third quarter of 2007, share gains for Marlboro and Parliament of 0.5 points and 0.1 point, respectively, were partially offset by losses of 0.2 share points for Basic and of 0.1 share points each for Virginia Slims and non-focus brands.

PM USA’s cigarette retail share performance by brand is summarized in the table below:

Philip Morris USA Cigarette Retail Share* by Brand

	Q3 2007	Q3 2006	Change
Marlboro	41.1%	40.6%	+ 0.5 pp
Parliament	1.9%	1.8%	+ 0.1 pp
Virginia Slims	2.2%	2.3%	- 0.1 pp
Basic	4.0%	4.2%	- 0.2 pp

Focus Brands	49.2%	48.9%	+ 0.3 pp
Other PM USA	1.4%	1.5%	- 0.1 pp

Total PM USA	50.6%	50.4%	+ 0.2 pp

* Retail share performance is based on data from the IRI/Capstone Total Retail Panel, which is a tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including Internet and direct mail.

As part of its adjacency growth strategy to develop new revenue and income sources for the future, PM USA initiated a test market of Marlboro Snus in the Dallas/Fort Worth, TX area beginning in August 2007. Additionally, PM USA announced that it will test market Marlboro Moist Smokeless Tobacco in the Atlanta, GA area, with shipments to wholesalers beginning this week. Marlboro Moist Smokeless Tobacco is designed to provide a premium quality product at an attractive price for adult moist smokeless tobacco consumers.

INTERNATIONAL TOBACCO

2007 Third-Quarter Results

Philip Morris International (PMI), Altria Group, Inc.’s international tobacco business, reported that its revenues net of excise taxes were up 9.3% to $5.9 billion. Operating companies income grew 18.8% to $2.5 billion, due primarily to higher pricing, favorable currency of $138 million and productivity and cost savings. Excluding the impact of asset impairment and exit costs, acquisitions and currency, operating companies income grew 10.2%.

PMI’s operating companies income performance by segment is summarized in the table below:

Philip Morris International Operating Companies Income by Segment ($ Millions)

	Q3 2007	Q3 2006	% Change
European Union	$1,151	$ 955	+ 20.5%
Eastern Europe, Middle East & Africa	710	582	+ 22.0%
Asia	514	449	+ 14.5%
Latin America	143	133	+ 7.5%

Total PMI	$2,518	$2,119	+ 18.8%

Cigarette shipment volume increased 0.6% or 1.3 billion units, to 217.2 billion units, due to acquisition volume from Lakson Tobacco in Pakistan. Excluding the impact of the Pakistan acquisition, cigarette shipment volume was down 1.9% or 4.0 billion units, due mainly to lower shipments in the Czech Republic, Germany and Poland, partially offset by gains in Algeria, Argentina, Bulgaria, Egypt, Korea, Lebanon, Slovak Republic, Slovenia, Spain and Ukraine.

PMI’s volume performance by segment is summarized in the table below:

Philip Morris International Cigarette Volume by Segment (Billion Units)

	Q3 2007	Q3 2006	% Change*

European Union	65.4	68.7	- 4.8%
Eastern Europe, Middle East & Africa	77.5	77.3	+ 0.3%
Asia	53.0	48.3	+ 9.6%
Latin America	21.3	21.6	- 1.5%

Total PMI	217.2	215.9	+ 0.6%

*Calculation based on millions of units.

PMI’s third-quarter 2007 market share performance improved versus the year-ago period in Argentina, Australia, Egypt, Greece, Hungary, Israel, Italy, Korea, Mexico, Russia, Singapore, Spain, Sweden, Taiwan and Ukraine.

PMI has a superior portfolio of premium brands, comprised of Marlboro, Parliament and Virginia Slims. In the third quarter, the combined worldwide volume of this premium portfolio grew by 0.7% or 653 million units.

Total Marlboro cigarette shipment volume of 79.4 billion units was down 1.3%. Lower shipments in the European Union and Japan were partially offset by gains in Argentina, Indonesia and Russia. Marlboro market share was up in many markets, including Argentina, Brazil, Egypt, Greece, Hungary, Indonesia, Israel, Korea, Mexico, Philippines, Russia, Singapore and Ukraine.

EUROPEAN UNION

2007 Third-Quarter Results

In the European Union (EU), operating companies income grew 20.5% to $1.2 billion, driven by higher pricing and favorable currency of $100 million. The total market declined 3.8%, due largely to the impact of tax-driven price increases, particularly in the Czech Republic, Germany, Poland and the United Kingdom. PMI’s cigarette shipment volume of 65.4 billion units declined 4.8% and cigarette market share was down 0.6 points to 39.1%. For the year-to-date through September, PMI’s share in the EU at 39.4% was unchanged from the comparative period in 2006.

In the Czech Republic, the total cigarette market was down 9.2%, due to the timing of trade purchases, although year-to-date volume through September was up 1.6%. Shipment volume for PMI in the Czech Republic decreased 22.6% in the third quarter and market share of 49.3% was down 8.5 points. PMI implemented tax-driven price increases in the second quarter, while most competitive brands, particularly at the low end, followed in the third quarter. This placed PMI’s brands at a temporary price disadvantage and was the main cause of the significant market share loss. PMI expects to recover a large part of this loss in the fourth quarter of 2007.

In France, the total market declined 3.9%, due to the impact of higher pricing. PMI’s market share of 42.0% declined 0.5 points and shipments were down 5.5%.

In Germany, the cigarette market declined 5.7%, due to a tax-driven price increase in the fourth quarter of 2006. PMI’s cigarette shipments in Germany were down 9.0%, and its cigarette market share declined 1.3 points to 35.2%, driven by consumer downtrading to the low price segment and an increase in a key competitor’s trade inventory. Marlboro declined 3.1 points to 24.1%, due to the decline of the vending segment and the previously mentioned trade inventory increase. L&M grew 2.4 share points to reach 5.3%.

In Italy, the total market was down 0.9%. PMI’s shipments were up 0.6% and its share increased 0.6 points to 54.7%, with Merit, Chesterfield and Philip Morris contributing to the growth.

In Poland, consumer price sensitivity following significant tax-driven price increases resulted in a total market decline of 10.5% and PMI’s market share was down 2.6 points to 38.0%, due primarily to declines of its low price brands, as well as its local 70mm brands. Importantly, profitability in Poland virtually tripled due to higher pricing.

In Spain, the total cigarette market was down 0.6%, while PMI’s market share of 32.7% rose 0.4 points, driven by Chesterfield and L&M. Cigarette shipments in Spain grew 1.8% and income rose by more than 30% in the quarter.

EASTERN EUROPE, MIDDLE EAST & AFRICA

2007 Third-Quarter Results

In Eastern Europe, Middle East & Africa, PMI’s operating companies income increased 22.0% to $710 million, due mainly to higher pricing, improved volume/mix and favorable currency of $44 million. Cigarette shipment volume of 77.5 billion units was up 0.3%. Higher volume in Algeria, Bulgaria, Egypt, Lebanon and Ukraine more than offset unfavorable timing of shipments in Kuwait and lower volume in Serbia and worldwide duty-free.

In Egypt, the total market rose 6.4%, while PMI’s market share grew 2.6 points to 14.2%, due to the continued strength of L&M. Shipment volume in Egypt grew 21.1%.

In Russia, shipment volume declined 1.0% due to unfavorable distributor inventory movements following consolidation to a single distributor. Market share rose 0.2 points to 26.6% as its premium portfolio including Marlboro, Parliament and Virginia Slims continued to grow strongly, more than offsetting the decline of L&M. In September, PMI replaced the entire L&M brand family with a completely new offering to improve its vibrancy and adult consumer appeal. Initial results are encouraging. Improved brand mix and better pricing resulted in strong income growth in Russia.

In Serbia, PMI’s shipments were down 10.6%, due to the continued decline of local brands, and market share was down 1.9 points to 52.0%. However, PMI’s market share increased for its international brands, driven by Marlboro and Bond Street. Market share for Marlboro rose slightly and its share of the premium segment increased.

In Ukraine, shipments grew 3.5% and market share rose 0.6 points to 34.0%, driven by consumer uptrading to Marlboro, Parliament and Chesterfield.

ASIA

2007 Third-Quarter Results

In Asia, operating companies income grew 14.5% to $514 million, primarily due to favorable pricing and lower costs, partially offset by unfavorable volume/mix and unfavorable currency of $9 million. PMI’s cigarette shipment volume of 53.0 billion units rose 9.6%, due to acquisition volume in Pakistan and gains in Korea, partially offset by declines in Indonesia, Malaysia and Thailand.

In Indonesia, the total cigarette market was essentially flat. PMI market share was down 0.6 points to 28.0%, reflecting the decline of A Mild and Dji Sam Soe due to a temporary stick-price disadvantage versus low price competition, partially offset by the growth of Marlboro, which gained 0.5 points to 4.3%. PMI’s cigarette shipments declined 1.9%, although Marlboro shipments rose 20.7%, driven by improved marketing and distribution and the July 2007 Marlboro kretek launch. Profits rose significantly in Indonesia.

In Japan, the total cigarette market was up 16.4% or 9.4 billion units, due to a favorable comparison with the third quarter of 2006, which was depressed by trade inventory depletions following the July 2006 excise tax-driven price increase. Consequently, PMI’s in-market sales were up 13.4%, but market share declined 0.6 points to 24.3%, due mainly to Lark. Marlboro share of 10.1% was essentially flat. Cigarette shipment volume was flat, as higher in-market sales were offset by unfavorable inventory movements.

In Korea, the total market was down 3.2%, while PMI’s shipments rose 10.0% and market share increased 1.3 points to 9.9%. Parliament and Marlboro continued to gain share, driven by recent new line extensions, including Marlboro Filter Plus.

LATIN AMERICA

2007 Third-Quarter Results

In Latin America, operating companies income increased 7.5% to $143 million, due mainly to higher pricing. Cigarette shipment volume of 21.3 billion units was down 1.5%, as declines in Brazil and Colombia were partially offset by growth in Argentina.

In Argentina, the total cigarette market grew 1.7%. PMI’s volume grew 5.0% and market share increased 2.2 points to a record 69.7%. Both Marlboro and the Philip Morris brand gained share.

In Brazil, the total market was down 0.9% and PMI’s market share declined 0.2 points to 12.0%. However, Marlboro share grew 0.2 points to 5.9%. PMI shipments were down 2.8%.

In Colombia, PMI shipment volume declined 17.6%, due primarily to distributor inventory distortions. However, PMI expects volume to recover in the fourth quarter of 2007.

In Mexico, the total market declined 1.7%, due to lower consumption following the January 2007 tax-driven price increase. PMI market share reached a new record of 65.5%, up 1.6 points on the continued strength of Marlboro and Benson & Hedges.

FINANCIAL SERVICES

2007 Third-Quarter Results

Philip Morris Capital Corporation (PMCC) reported operating companies income of $33 million for the third quarter of 2007 versus operating companies income of $101 million for the year-earlier period. Third-quarter 2007 results primarily reflect lower asset management gains and lower lease revenues versus the prior year.

Consistent with its strategic shift in 2003, PMCC is focused on managing its existing portfolio of finance assets in order to maximize gains and generate cash flow from asset sales and related activities. PMCC is no longer making new investments and expects that its operating companies income will fluctuate over time as investments mature or are sold.

Altria Group, Inc. Profile

As of September 30, 2007, Altria Group, Inc. owned 100% of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation, and approximately 28.6% of SABMiller plc. The brand portfolio of Altria Group, Inc.’s tobacco operating companies includes such well-known names as Marlboro, L&M, Parliament and Virginia Slims. Altria Group, Inc. recorded 2006 net revenues from continuing operations of $67.1 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; and to improve productivity.

Altria Group, Inc.’s tobacco subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds; legislation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Quarterly Report on Form 10-Q for the period ended June 30, 2007. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

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Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended September 30,

(in millions, except per share data)

(Unaudited)

		2007	2006	% Change

	Net revenues	$19,207	$17,642	8.9%
	Cost of sales	4,325	4,022	7.5%
	Excise taxes on products (*)	9,243	8,229	12.3%

	Gross profit	5,639	5,391	4.6%
	Marketing, administration and research costs	1,775	1,836
	Asset impairment and exit costs	25	65
	(Recoveries) from airline industry exposure	(7)	-

	Operating companies income	3,846	3,490	10.2%
	Amortization of intangibles	6	6
	General corporate expenses	132	125
	Asset impairment and exit costs	3	3

	Operating income	3,705	3,356	10.4%
	Interest and other debt expense, net	11	59

	Earnings from continuing operations before income taxes, and equity earnings and minority interest, net	3,694	3,297	12.0%
	Provision for income taxes	1,117	1,125	(0.7)%

	Earnings from continuing operations before equity earnings and minority interest, net	2,577	2,172	18.6%
	Equity earnings and minority interest, net	56	42

	Earnings from continuing operations	2,633	2,214	18.9%
	Earnings from discontinued operations, net of income taxes and minority interest	-	661

	Net earnings	$2,633	$2,875	(8.4)%

	Per share data:
	Basic earnings per share from continuing operations	$1.25	$1.06	17.9%
	Basic earnings per share from discontinued operations	$-	$0.32

	Basic earnings per share	$1.25	$1.38	(9.4)%

	Diluted earnings per share from continuing operations	$1.24	$1.05	18.1%
	Diluted earnings per share from discontinued operations	$-	$0.31

	Diluted earnings per share	$1.24	$1.36	(8.8)%

Weighted average number of shares outstanding	- Basic	2,103	2,090	0.6%
	- Diluted	2,117	2,107	0.5%

(*)	The segment detail of excise taxes on products sold is shown in the Net Revenues page.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended September 30,

(in millions)

(Unaudited)

	Net Revenues
	US tobacco	European Union	EEMA	Asia	Latin America	Total International tobacco	Financial services	Total

2007	$4,944	$6,832	$3,312	$2,814	$1,274	$14,232	$31	$19,207
2006	4,830	6,458	2,607	2,586	1,052	12,703	109	17,642
% Change	2.4%	5.8%	27.0%	8.8%	21.1%	12.0%	(71.6)%	8.9%

Reconciliation:

For the quarter ended September 30, 2006	$4,830	$6,458	$2,607	$2,586	$1,052	$12,703	$109	$17,642

Divested businesses - 2006	-	-	-	-	-	-	-	-
Divested businesses - 2007	-	-	-	-	-	-	-	-

Acquired businesses	-	-	-	61	45	106	-	106
Currency	-	444	297	78	42	861	-	861
Operations	114	(70)	408	89	135	562	(78)	598

For the quarter ended September 30, 2007	$4,944	$6,832	$3,312	$2,814	$1,274	$14,232	$31	$19,207

(*) The detail of excise taxes on products sold is as follows:
2007	$927	$4,554	$1,606	$1,372	$784	$8,316		$9,243
2006	$938	$4,324	$1,114	$1,219	$634	$7,291		$8,229
2007 Currency increased international tobacco excise taxes	$-	$300	$198	$81	$24	$603		$603

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended September 30,

(in millions)

(Unaudited)

	Operating Companies Income
	US tobacco	European Union	EEMA	Asia	Latin America	Total International tobacco	Financial services	Total

2007	$1,295	$1,151	$710	$514	$143	$2,518	$33	$3,846
2006	1,270	955	582	449	133	2,119	101	3,490
% Change	2.0%	20.5%	22.0%	14.5%	7.5%	18.8%	(67.3)%	10.2%

Reconciliation:

For the quarter ended September 30, 2006	$1,270	$955	$582	$449	$133	$2,119	$101	$3,490

Divested businesses - 2006	-	-	-	-	(14)	(14)	-	(14)
Italian antitrust charge - 2006	-	-	-	-	-	-	-	-

Asset impairment and exit costs - 2006	-	59	-	6	-	65	-	65
Provision for airline industry exposure - 2006	-	-	-	-	-	-	-	-

	-	59	-	6	(14)	51	-	51

Divested businesses - 2007	-	-	-	-	-	-	-	-

Asset impairment and exit costs - 2007	(10)	(13)	-	(2)	-	(15)	-	(25)
Implementation costs - 2007	(12)	-	-	-	-	-	-	(12)

Recoveries from airline industry exposure - 2007	-	-	-	-	-	-	7	7

	(22)	(13)	-	(2)	-	(15)	7	(30)

Acquired businesses	-	(1)	-	(1)	5	3	-	3
Currency	-	100	44	(9)	3	138	-	138
Operations	47	51	84	71	16	222	(75)	194

For the quarter ended September 30, 2007	$1,295	$1,151	$710	$514	$143	$2,518	$33	$3,846

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Statements of Earnings

For the Nine Months Ended September 30,

(in millions, except per share data)

(Unaudited)

	2007	2006	% Change

Net revenues	$55,572	$51,024	8.9%
Cost of sales	12,499	11,704	6.8%
Excise taxes on products (*)	26,774	23,670	13.1%

Gross profit	16,299	15,650	4.1%
Marketing, administration and research costs	5,359	5,348
Italian antitrust charge	-	61
Asset impairment and exit costs	481	88
(Recoveries) Provision for airline industry exposure	(214)	103

Operating companies income	10,673	10,050	6.2%
Amortization of intangibles	18	17
General corporate expenses	392	355
Asset impairment and exit costs	64	35

Operating income	10,199	9,643	5.8%
Interest and other debt expense, net	187	325

Earnings from continuing operations before income taxes, equity earnings and minority interest, net	10,012	9,318	7.4%
Provision for income taxes	3,234	2,540	27.3%

Earnings from continuing operations before equity earnings and minority interest, net	6,778	6,778	-%
Equity earnings and minority interest, net	195	145

Earnings from continuing operations	6,973	6,923	0.7%
Earnings from discontinued operations, net of income taxes and minority interest	625	2,140

Net earnings	$7,598	$9,063	(16.2)%

Per share data (**):
Basic earnings per share from continuing operations	$3.32	$3.32	-%
Basic earnings per share from discontinued operations	$0.30	$1.02

Basic earnings per share	$3.62	$4.34	(16.6)%

Diluted earnings per share from continuing operations	$3.30	$3.29	0.3%
Diluted earnings per share from discontinued operations	$0.29	$1.02

Diluted earnings per share	$3.59	$4.31	(16.7)%

Weighted average number of shares outstanding - Basic	2,100	2,086	0.7%
- Diluted	2,115	2,104	0.5%

(*) The segment detail of excise taxes on products sold is shown in the Net Revenues page.

(**) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Nine Months Ended September 30,

(in millions)

(Unaudited)

	Net Revenues
	US tobacco	European Union	EEMA	Asia	Latin America	Total International tobacco	Financial services	Total
2007	$13,998	$20,253	$9,205	$8,351	$3,639	$41,448	$126	$55,572

2006	13,938	18,248	7,716	7,667	3,183	36,814	272	51,024

% Change	0.4%	11.0%	19.3%	8.9%	14.3%	12.6%	(53.7)%	8.9%

Reconciliation:

For the nine months ended September 30, 2006	$13,938	$18,248	$7,716	$7,667	$3,183	$36,814	$272	$51,024

Divested businesses - 2006	-	-	-	-	-	-	-	-

Divested businesses - 2007	-	-	-	-	-	-	-	-

Acquired businesses	-	-	-	151	111	262	-	262

Currency	-	1,620	453	263	33	2,369	-	2,369

Operations	60	385	1,036	270	312	2,003	(146)	1,917

For the nine months ended September 30, 2007	$13,998	$20,253	$9,205	$8,351	$3,639	$41,448	$126	$55,572

(*) The detail of excise taxes on products sold is as follows:

2007	$2,626	$13,511	$4,356	$4,061	$2,220	$24,148		$26,774

2006	$2,724	$12,149	$3,412	$3,471	$1,914	$20,946		$23,670

2007 Currency increased international tobacco excise taxes	$-	$1,086	$243	$218	$16	$1,563		$1,563

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Nine Months Ended September 30,

(in millions)

(Unaudited)

	Operating Companies Income
	US tobacco	European Union	EEMA	Asia	Latin America	Total International tobacco	Financial services	Total

2007	$3,429	$3,256	$1,911	$1,412	$333	$6,912	$332	$10,673

2006	3,687	2,735	1,639	1,456	395	6,225	138	10,050

% Change	(7.0)%	19.0%	16.6%	(3.0)%	(15.7)%	11.0%	+100%	6.2%

Reconciliation:

For the nine months ended September 30, 2006	$3,687	$2,735	$1,639	$1,456	$395	$6,225	$138	$10,050

Divested businesses - 2006	-	-	-	-	(45)	(45)	-	(45)

Italian antitrust charge - 2006	-	61	-	-	-	61	-	61

Asset impairment and exit costs - 2006	-	81	-	7	-	88	-	88

Provision for airline industry exposure - 2006	-	-	-	-	-	-	103	103

	-	142	-	7	(45)	104	103	207

Divested businesses - 2007	-	-	-	-	-	-	-	-

Asset impairment and exit costs - 2007	(328)	(101)	(12)	(22)	(18)	(153)	-	(481)

Implementation costs - 2007	(12)	-	-	-	-	-	-	(12)

Recoveries from airline industry exposure - 2007	-	-	-	-	-	-	214	214

	(340)	(101)	(12)	(22)	(18)	(153)	214	(279)

Acquired businesses	-	(2)	-	9	(2)	5	-	5

Currency	-	294	65	(36)	(2)	321	-	321

Operations	82	188	219	(2)	5	410	(123)	369

For the nine months ended September 30, 2007	$3,429	$3,256	$1,911	$1,412	$333	$6,912	$332	$10,673

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended September 30,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.

2007 Continuing Earnings	$2,633	$1.24
2006 Continuing Earnings	$2,214	$1.05
% Change	18.9%	18.1%

Reconciliation:
2006 Continuing Earnings	$2,214	$1.05

2006 Asset impairment and exit costs	43	0.02
2006 Provision for airline industry exposure	-	-

	43	0.02

2007 Asset impairment, exit and implementation costs	(26)	(0.02)
2007 Recoveries from airline industry exposure	4	-
2007 Tax items	97	0.05

	75	0.03

Currency	91	0.04
Change in shares	-	-
Change in tax rate	50	0.02
Operations	160	0.08

2007 Continuing Earnings	$2,633	$1.24
2007 Discontinued Earnings	$-	$-

2007 Net Earnings	$2,633	$1.24

2007 Continuing Earnings Excluding Special Items	$2,558	$1.21
2006 Continuing Earnings Excluding Special Items	$2,257	$1.07
% Change	13.3%	13.1%

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Nine Months Ended September 30,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S. (*)

2007 Continuing Earnings	$6,973	$3.30
2006 Continuing Earnings	$6,923	$3.29
% Change	0.7%	0.3%

Reconciliation:
2006 Continuing Earnings	$6,923	$3.29

2006 Italian antitrust charge	61	0.03
2006 Asset impairment and exit costs	80	0.04
2006 Interest on tax reserve transfers to Kraft	29	0.01
2006 Provision for airline industry exposure	66	0.03
2006 Tax items	(631)	(0.30)

	(395)	(0.19)

2007 Asset impairment, exit and implementation costs	(367)	(0.17)
2007 Recoveries from airline industry exposure	137	0.06
2007 Interest on tax reserve transfers to Kraft	(50)	(0.02)
2007 Tax items	97	0.05

	(183)	(0.08)

Currency	212	0.10
Change in shares	-	(0.02)
Change in tax rate	63	0.03
Operations	353	0.17

2007 Continuing Earnings	$6,973	3.30
2007 Discontinued Earnings	$625	$0.29

2007 Net Earnings	$7,598	$3.59

2007 Continuing Earnings Excluding Special Items	$7,156	3.38
2006 Continuing Earnings Excluding Special Items	$6,528	3.10
% Change	9.6%	9.0%

(*) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 9

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Balance Sheets

(in millions, except ratios)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$7,309	$4,781
All other current assets	13,438	13,724
Property, plant and equipment, net	8,074	7,581
Goodwill	6,700	6,197
Other intangible assets, net	1,874	1,908
Other assets	7,891	6,837
Assets of discontinued operations	-	56,452

Total consumer products assets	45,286	97,480
Total financial services assets	6,442	6,790

Total assets	$51,728	$104,270

Liabilities and Stockholders’ Equity
Short-term borrowings	$512	$420
Current portion of long-term debt	3,973	648
Accrued settlement charges	3,681	3,552
All other current liabilities	11,018	10,941
Long-term debt	3,040	6,298
Deferred income taxes	1,649	1,391
Other long-term liabilities	4,676	5,208
Liabilities of discontinued operations	-	29,495

Total consumer products liabilities	28,549	57,953
Total financial services liabilities	5,940	6,698

Total liabilities	34,489	64,651
Total stockholders’ equity	17,239	39,619

Total liabilities and stockholders’ equity	$51,728	$104,270

Total consumer products debt	$7,525	$7,366
Debt/equity ratio - consumer products	0.44	0.19
Total debt	$8,025	$8,485
Total debt/equity ratio	0.47	0.21